Exhibit 99.1

FactSet Acquires BISAM, Leading Performance Measurement Provider and Risk Management Thought Leader

NORWALK, Connecticut, March 20, 2017 – FactSet, a global provider of integrated financial information, analytical applications, and industry-leading service, announced that it has acquired BISAM Technologies S.A. for $205.2 million from Aquiline Capital Partners and company insiders. With more than 160 employees worldwide, BISAM is a leading provider of portfolio performance and attribution, multi-asset risk, GIPS composites management and reporting.

Many of the world's largest asset managers use BISAM’s software to evaluate and enhance their investment strategies and better serve their clients. B-One, BISAM’s award-winning, market-leading cross-asset solution, has emerged as the leading software solution for performance measurement and is an outstanding complement to both FactSet’s portfolio analytics suite and client reporting solutions. Simultaneously, its Cognity product (originally owned by FinAnalytica) enhances FactSet’s risk analysis for derivatives and quantitative portfolio construction.

“As investment processes and asset types become more complex, the financial community is seeking increased insight and transparency on performance and risk across their enterprises,” explained Phil Snow, Chief Executive Officer, FactSet. “Over the past 20 years, we have continuously invested to evolve our analytics solutions through innovation, acquisition, and strategic relationships. The combination of BISAM and FactSet allows us to better serve the critical workflows throughout the portfolio lifecycle and fulfill our clients’ need for more consistent performance and risk data, throughout their organizations.”

Christophe Volard, Global Head of Product Development, Performance & Attribution, and a co-founder of BISAM said, “Joining FactSet provides BISAM with an exciting opportunity to create scale and bring our industry-leading performance and risk systems to a broader market. Together, we expect to offer significant advantages to our mutual and respective clients, while creating a collaborative, global environment for our employees.”

FactSet borrowed $575 million under a new revolving credit facility to fund the transaction and repay existing debt. BISAM’s annual revenues as of December 31, 2016 were over $28 million. The transaction is expected to be accretive by $0.02 to adjusted diluted EPS and dilutive by $0.06 to GAAP diluted EPS for the remainder of fiscal 2017. The Company is currently in a quiet period and plans to discuss this transaction on its upcoming earnings call on March 28 at 11 a.m. Eastern Time.

For more information on FactSet’s extensive analytics suite, visit http://www.factset.com/analytics.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior analytics, service, content, and technology to help more than 66,000 users see and seize opportunity sooner. We are committed to giving investment professionals the edge to outperform, with fresh perspectives, informed insights, and the industry-leading support of our dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For and a Best Workplace in the United Kingdom and France. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

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